Exhibit h.(i).c

SECOND AMENDMENT TO

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This second amendment to that certain Amended and Restated Transfer Agency Agreement (the “Agreement”), dated 1st day of November, 2017, by and among The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. (collectively, the “Funds”), each, a Maryland corporation having its principal office and place of business at 690 Lee Road, Wayne, PA 19087, and Hartford Administrative Services Company (“HASCO”), a Minnesota corporation and a wholly subsidiary of Hartford Funds Management Group, Inc., a Delaware corporation, each of which has its principal office and place of business at 690 Lee Road, Wayne, PA 19087, is made effective as of November 1, 2018 (the “Second Amendment”).

WHEREAS, the Funds, on behalf of each of their respective series, and HASCO are parties to the Agreement pursuant to which the Funds appointed HASCO as transfer agent, dividend disbursing agent and agent with respect to other services;

WHEREAS, Section 12 of the Agreement provides that the Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Funds’ Boards of Directors;

WHEREAS, the Funds and HASCO wish to amend the Agreement in order to implement certain changes in the fee structure and include other changes, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Section 1.2(d) of the Agreement is deleted in its entirety and replaced with the following:

(d) HASCO may, in its discretion and without further consent on the part of the Funds, designate a financial intermediary, such as (by way of example and not limitation) a broker-dealer, bank or trust company, retirement plan recordkeeper, or third party plan administrator (each, a “Financial Intermediary” or collectively, the “Financial Intermediaries,” as the context requires), to provide sub-transfer agency, sub-accounting, recordkeeping and/or other shareholder services, as the case may be (collectively, “Financial Intermediary Services”) to accountholders who beneficially own Shares that are held by the Financial Intermediary for the benefit of such accountholders, provided that HASCO shall be as fully responsible to the Funds for the acts and omissions of any such Financial Intermediary to the same extent as HASCO would be for its own acts and omissions. For the avoidance of doubt, the term Sub-Agents shall not include Financial Intermediaries.

2.	Section 2 of Schedule B to the Agreement is deleted in its entirety and replaced with the following:

2.	Exclusions from Sub-TA Payments. Notwithstanding anything to the contrary under the Agreement, for purposes of this Schedule B, the term Sub-TA Payments with respect to payments made with respect to any class of shares, other than Class R3, Class R4, or Class R5, to any Financial Intermediary shall exclude the portion of such payments that are: (i) more than $18 per account where the Financial Intermediary invoices HASCO based on the number of accounts for which the Financial Intermediary provides Financial Intermediary Services; or (ii) more than 0.10% (10 basis points) per annum of the average daily net asset value of the Shares held by the Financial Intermediary, where the Financial Intermediary invoices HASCO based on a percentage of assets held by the Financial Intermediary for providing Financial Intermediary Services. For the avoidance of doubt, in all cases and regardless of share class, Financial Intermediary Services expressly exclude distribution-related services and Sub-TA Payments expressly exclude any payments that directly or indirectly finance distribution-related services or activities.

3.	Section 4 of Schedule B to the Agreement is deleted in its entirety and replaced with the following:

4.	Other Revenue. Reference is made to fees received by HASCO payable by each individual retirement account (“Other TA Revenue”).

4.	Section 5 of Schedule B to the Agreement is deleted in its entirety and replaced with the following:

5.	Transfer Agency Fee Payable by the Funds. The fee payable by the Funds to HASCO shall be the lesser of the “Invoice Amount” or the “Specified Amount,” as those terms are defined below (the “TA Fee”):

a.	The “Invoice Amount” shall equal:

(A)	The sum of: (i) BFDS Fees and Expenses; (ii) DST Fees and Expenses; (iii) DSTO Fees and Expenses; (iv) Sub-TA Payments; and (v) Allocated Expenses;

(B)	minus the amount of Other TA Revenue (the “Base Rate”); plus

(C)	a margin of 10% (ten percent) of the amount equal to (i) the Base Rate minus (ii) the amount of Sub-TA Payments made by HASCO to Financial Intermediaries for providing

Financial Intermediary Services for accounts holding Class R3, Class R4 or Class R5 shares.

b.	The “Specified Amount” shall equal the amount set forth on Schedule C.

5.	Schedule C to the Agreement is deleted in its entirety and is replaced with Schedule C as attached hereto.

6.	This Second Amendment shall be effective as of November 1, 2018.

7.	This Second Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

8.	This Second Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

The Hartford MUTUAL FundS, Inc.
Severally, on behalf of their respective Series of
Shares,

BY:	/s/ Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

The Hartford MUTUAL FundS II, Inc.
Severally, on behalf of their respective Series of
Shares,

BY:	/s/ Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

HARTFORD ADMINISTRATIVE SERVICES COMPANY

BY:	/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Chief Financial Officer

SCHEDULE C

SPECIFIED AMOUNT OF Transfer Agency Fee by Share Class

This Schedule C, as may be amended from time to time, is incorporated into that certain Amended and Restated Transfer Agency and Service Agreement, dated November 1, 2017, by and between the Funds and HASCO (as defined in the Agreement). Capitalized terms used but not defined on this Schedule C have the meanings given to such terms in the Agreement.

For purposes calculating the TA Fee, as defined under Section 5 on Schedule B, the following amounts shall equal the Specified Amount, as defined under Section 5.b on Schedule B:

1.	Specified Amount by Share Class is equal to:

Share Class	Percentage of Average Daily Net Assets
Class A:	0.250% (25 bps)
Class C:	0.250% (25 bps)
Class I:	0.200% (20 bps)
Class Y:	0.060% (6 bps)
Class F:	0.004% (0.4 bps)
Class SDR:	0.004% (0.4 bps)
Class T:	0.250% (25 bps)
Class R3:	0.220% (22 bps)
Class R4:	0.170% (17 bps)
Class R5:	0.120% (12 bps) (subject to Section 4 below)
Class R6:	0.004% (0.4 bps)

2.	For the period March 1, 2018 through February 28, 2019, the Specified Amount for The Hartford MidCap Fund Class I is equal to 0.120% (12 bps) of average daily net assets.

3.	Effective March 1, 2018, the Specified Amount for Hartford International Equity Fund Class Y is equal to 0.110% (11 bps) of average daily net assets.

4.	Notwithstanding the Specific Amount for Class R5 listed in Section 1 above, the Specified Amount for Class R5 shall be 0.170% (17 bps) with respect to any contractual arrangement between HASCO and a Financial Intermediary that: (i) HASCO entered into pursuant to the delegated authority granted by the Board to HASCO at the Board’s meeting held on August 8, 2018, and becomes effective on or after November 1, 2018; and (ii) specifically requires HASCO to pay such Financial Intermediary a fee equal to 0.1500% (15 bps) for providing Financial Intermediary Services for accounts holding Class R5 shares. In all other cases, the Specified Amount for Class R5 shares shall be 0.120% (12 bps) in accordance with Section 1 above.